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EXHIBIT 21.  SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary                                     State of Incorporation
American Health Services Corp.                         Delaware
     Radiosurgery Centers, Inc.                        Delaware

Maxum Health Corp.                                     Delaware
     MTS Enterprises, Inc.                             Texas
     Quest Financial Services Inc.                     Delaware
     Maxum Health Services Corp.                       Delaware
          DiagnosTemps, Inc.                           Delaware
          Maxum Health Management Corp.                Delaware
          Maxum Health Services of North Texas, Inc.   Texas
          Maxum Health Services of Arlington, Inc.     Texas
          Maxum Health Services of Dallas, Inc.        Texas
          North Dallas Diagnostic Center, Inc.         Texas

Open MRI, Inc.                                         Delaware